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                                                             Exhibit 12


           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)



                                                    Six Months Ended
                                                        June 30,
                                                   1995          1994
                                                 (dollars in thousands)

Earnings:

  Income before provision for income
    taxes                                        $199,811      $177,240
  Interest expense                                249,438       187,574
  Implicit interest in rents                        7,070         5,918

Total earnings                                   $456,319      $370,732

Fixed charges:

  Interest expense                               $249,438      $187,574
  Implicit interest in rents                        7,070         5,918

Total fixed charges                              $256,508      $193,492


Ratio of earnings to fixed charges                   1.78          1.92
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